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OLSEN THIELEN & CO., LTD.
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Certified Public Accountants & Consultants




                                                                      EXHIBIT 16


September 15, 1998


Securities and Exchange Commission
Washington, DC 20549


Gentleman:

We were previously principal accountants for Eye Technology, Inc. and on April 13, 1998 we reported on the consolidated financial statements of Eye Technology, Inc. and Subsidiaries as of and for the two years ended December 31, 1997. On September 4, 1998 we were dismissed as principal accountants of Eye Technology, Inc. We have read Eye Technology, Inc.'s statements included under Item 4 of its amended Form 8-K for September 4, 1998 and we agree with such statements.


Very truly yours,

/s/ OLSEN THIELEN & CO., LTD.

Olsen Thielen & Co., Ltd.